Exhibit 99.1

United States Lime & Minerals, Inc. – News Release
FOR IMMEDIATE RELEASE
Contact: Timothy W. Byrne
(972) 991-8400
UNITED STATES LIME & MINERALS REPORTS
FOURTH QUARTER AND FULL-YEAR 2008 RESULTS
     Dallas, Texas, January 29, 2009 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2008 results: Revenues in the fourth quarter 2008 decreased $1.6 million, or 5.3%, to $29.0 million from $30.6 million in the comparable 2007 quarter. Revenues from the Company’s lime and limestone operations in the fourth quarter 2008 decreased $2.5 million, or 8.9%, to $25.6 million from $28.1 million in the comparable 2007 quarter, while revenues from its natural gas interests increased $874 thousand, or 33.9%, to $3.5 million in the fourth quarter 2008 from $2.6 million in the comparable 2007 quarter. For full-year 2008, revenues increased to $142.4 million from $125.2 million in 2007, an increase of $17.2 million, or 13.7%. Revenues from the Company’s lime and limestone operations in 2008 increased $9.6 million, or 8.2%, to $126.2 million from $116.6 million in 2007, while revenues from the Company’s natural gas interests in 2008 increased $7.5 million, or 86.8%, to $16.2 million from $8.7 million in 2007.
     The decrease in lime and limestone revenues in the fourth quarter 2008 compared to last year’s comparable quarter was driven primarily by reduced demand for the Company’s lime products due to a drastic decline in steel industry production beginning in October 2008 and continuing softness in construction demand, partially offset by average price increases for the Company’s lime and limestone products of approximately 6.9%. The full-year 2008 increase in lime and limestone revenues compared to 2007 was driven primarily by average product price increases of approximately 7.5%, partially offset by reduced construction demand. Natural gas revenues in the fourth quarter 2008 increased due to increased production volumes, which more than offset lower natural gas prices in the 2008 quarter, compared to the fourth quarter 2007. For full-year 2008, natural gas revenues benefited from both higher natural gas prices, as well as increased production volumes, compared to 2007.
     The Company reported net income of $1.1 million ($0.17 per share diluted) in the fourth quarter 2008, compared to net income of $2.0 million ($0.32 per share diluted) in the fourth quarter 2007, a decrease of $1.0 million, or 48.1%. For full-year 2008, the Company’s net income increased by $4.0 million, or 38.2%, to $14.4 million ($2.27 per share diluted), compared to net income of $10.4 million ($1.65 per share diluted) in 2007.
     The Company’s gross profit was $4.4 million in the fourth quarter 2008, compared to $5.9 million in the comparable 2007 quarter, a decrease of $1.5 million, or 25.5%. For full-year 2008, gross profit was $31.3 million, compared to $26.0 million in 2007, an increase of 5.3 million, or 20.2%. Included in gross profit in the fourth quarter and full-year 2008 were $1.8 million and $18.2 million, respectively, from the Company’s lime and limestone operations, compared to $4.1 million and $20.0 million, respectively, in the comparable 2007 periods. The decrease in fourth quarter 2008 gross profit and gross profit margins from lime and limestone operations compared to the comparable 2007 quarter primarily resulted from the decreased revenues and increased energy and transportation costs. Gross profit and gross profit margins from lime and limestone operations for the full-year 2008 decreased primarily due to increased energy and transportation costs, partially offset by increased revenues. Gross profit for the fourth quarter and full-year 2008 included $2.6 million and $13.1 million, respectively, from natural gas interests, compared to $1.8 million and $6.1 million, respectively, in the comparable 2007 periods.
     Interest expense in the fourth quarter 2008 decreased to $762 thousand from $1.0 million in the fourth quarter 2007, a decrease of $266 thousand, or 25.9%. Interest expense in 2008 decreased to $3.5 million from $4.3 million in 2007, a decrease of $801 thousand, or 18.7%. The decrease in interest expense in the 2008 periods primarily resulted from decreased average outstanding debt, resulting from the repayment during 2008 of approximately $7.7 million of debt that was outstanding at December 31, 2007.
     Production volumes from the Company’s natural gas interests for the fourth quarter 2008 totaled approximately 451 thousand MCF from 30 wells, sold at an average price of approximately $7.64 per MCF, compared to approximately 310 thousand MCF from 16 wells, sold at an average price of approximately $8.31 per MCF, in the comparable 2007 quarter. Production volumes for the full-year 2008 from natural gas interests totaled approximately 1.5 million MCF, sold at an average price of approximately $10.66 per MCF, compared to the full-year 2007 when approximately 1.1 million MCF was produced and sold at an average price of approximately $8.16 per MCF. To the Company’s knowledge, no new wells are scheduled to be drilled in the first half 2009. The Company cannot predict the number of wells that ultimately will be drilled pursuant to either the lease agreement or the drillsite agreement.
     “In 2008, we had an increase in our lime and limestone revenues for the year, but a decrease in gross profit compared to last year due to increased costs. Overall, fourth quarter demand decreased significantly for our lime products due to the severe curtailment of steel production and reduced construction activity, while at the same time our production costs continued to be adversely impacted by increased energy and transportation costs. As a result, during the quarter we idled several of our kilns and have reduced our workforce,” said Timothy W. Byrne, President and Chief Executive Officer. “We continue to look to reduce costs wherever possible as we expect that revenues and gross profit from our lime and limestone operations will be affected by ongoing reduced demand for our products in 2009.” Mr. Byrne concluded, “We are also focusing on continuing to increase our lime and limestone prices to seek to offset our increased costs and lowered sales volumes, which is very challenging in these difficult economic times. With the current lower natural gas prices and expected declines in production rates, we anticipate that we may experience lower revenues from our natural gas interests in the first quarter 2009 compared to the fourth quarter 2008.”
     United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction, steel, municipal sanitation and water treatment, paper, roof shingle and agriculture industries. The Company serves markets in the Central United States through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company – Shreveport, U.S. Lime Company – St. Clair and U.S. Lime Company – Transportation. The Company also owns natural gas interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.
     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.
(Tables Follow)

United States Lime & Minerals, Inc.
Condensed Consolidated Financial Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
INCOME STATEMENTS	2008	2007	2008	2007
Revenues
Lime and limestone operations	$25,562	$28,066	$126,165	$116,569
Natural gas interests	3,450	2,576	16,191	8,667

Total	$29,012	$30,642	$142,356	$125,236

Gross profit	$4,417	$5,930	$31,283	$26,016
Operating profit	$2,395	$3,768	$23,317	$18,372

Interest expense	762	1,028	3,486	4,287
Other expense (income), net	343	(113)	420	(254)

Net income before income taxes	1,290	2,853	19,411	14,339

Income tax expense	232	815	4,978	3,893

Net income	$1,058	$2,038	$14,433	$10,446

Income per share of common stock:
Basic	$0.17	$0.32	$2.29	$1.66

Diluted	$0.17	$0.32	$2.27	$1.65

Weighted average shares outstanding:
Basic	6,321	6,308	6,305	6,274
Diluted	6,364	6,341	6,363	6,333

	December 31,	December 31,
BALANCE SHEETS	2008	2007
Assets:
Current assets	$28,961	$25,331
Property, plant and equipment, net	136,564	132,151
Other assets, net	604	745

Total assets	$166,129	$158,227

Liabilities and Stockholders’ Equity:
Current liabilities	$14,590	$16,465
Debt, excluding current installments	46,354	54,037
Deferred tax liabilities, net	5,640	3,280
Other liabilities	7,050	2,740
Stockholders’ equity	92,495	81,705

Total liabilities and stockholders’ equity	$166,129	$158,227

- end -